UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 23, 2007 (April 17, 2007)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of a Registrant.

On April 17, 2007 and April 18, 2007, Anthracite Capital, Inc. (the “Company”) issued €30.0 million and €20.0 million aggregate principal amount of junior subordinated notes due 2022 (the “Notes”) in private placements. The Notes bear interest at a rate equal to 3-month Euribor plus 2.6%. The Notes were issued by the Company pursuant to an indenture, dated as of April 17, 2007, and an indenture, dated as of April 18, 2007, in each case, between the Company and Wells Fargo Bank, N.A. as trustee. The Company has the option to redeem all or a portion of the Notes at any time on or after April 30, 2012 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest through but excluding the redemption date. Prior to April 30, 2012, upon the occurrence and during the continuation of certain investment company or tax events, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 107.5% of the principal amount thereof plus accrued and unpaid interest through but excluding the redemption date. The net proceeds of these transactions will be used by the Company to finance the Company’s European investment portfolio.

A copy of the press release announcing the private placement of the Notes is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated April 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.
By:	/s/ James J. Lillis
Name: James J. Lillis Title: Chief Financial Officer and Treasurer

Dated: April 23, 2007